Exhibit 99.1

Transcript of
Gladstone Investment Corporation (GAIN)
Fourth Quarter 2008 Financial Results
June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

Participants

David Gladstone, Chairman and CEO

David Dullum, President

Mark Perrigo, CFO

Presentation

Operator

Greetings ladies and gentlemen and welcome to the Gladstone Investment Corporation Fourth Quarter 2009 Financial Results.  At this time, all participants are in a listen only mode.  A question and answer session will follow the formal presentation.  [Operator Instructions].   As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Mr. David Gladstone, Chairman for Gladstone Investment Corporation.  Thank you.  Mr. Gladstone, you may begin.

David Gladstone - Gladstone Investment Corporation - Chairman and CEO

Thank you Claudia for that introduction.  Hello and good morning to all of you dialed in this morning.  I am David Gladstone, Chairman and this is the quarterly conference call for the shareholders and analysts of Gladstone Investment, trading symbol GAIN.

Again, we thank you all for calling in.  We are so happy to talk with shareholders.  We would like to see some of you when you are in the Washington D.C. area.  Come by our McLean, Virginia office.  We are located outside of Washington D.C. and we have a great team here and we’d like you to come by and say hello.

I do need to read this statement about forward-looking statements, so let me do that.  This conference call may include statements that may constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities and Exchange Act of 1934, including statements with regard to the future performance of the company.  These forward-looking statements inherently involve certain risks and uncertainties even though they may be based on our current plans and we believe those plans to be reasonable.  There are many factors that may cause our actual results to be materially different from any future results that are expressed or implied by these forward-looking statements including those factors listed under the caption “risk factors” in our periodic filings that are filed with the Securities and Exchange Commission.  And those can be found on our website at www.gladstoneinvestment.com and also on the SEC website.  We’d be glad to mail you a copy if you don’t have them.  The company undertakes no obligation to publicly

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall

601 Moorefield Park Dr.

Richmond, VA 23236

Phone: 888-301-5399

Fax: 804-327-7554

info@vcall.com

www.vcall.com

www.investorcalendar.com

update or revise any forward-looking statements whether as a result of new information or future events or otherwise.

Well let’s get started.  First, we’ll hear from our President David Dullum.  He is president of the company.  He’ll cover a lot of ground including views of the future of this fund.  David, go ahead and take it away.

David Dullum - Gladstone Investment Corporation - President

Thank you David and good morning everyone.

First, I will just briefly recap our business.  We are an investment firm established to invest principally in buyout transactions where we buy small businesses with their management teams and private equity sponsors.  We are long-term investors.  The products for this market that we offer are primarily mezzanine or subordinated debt investments which we combine with equity coinvestment features.  We accommodate and facilitate with these products the private equity sponsors and management teams in their ability to achieve the necessary leverage for a buyout transaction.  As we know, this continuing restrictive environment for typical asset-based and bank senior term loans has led to a decrease in this type of leverage, which in turn actually increases the demand for our products.

Through mid- calendar ‘08, in addition to these primary investment products, we had built an investment portfolio with senior syndicated loans of large and middle market buyouts.  As we mentioned on previous calls this was never intended as the long-term investment strategy, but really as a class of assets that we could liquidate as needed to fund our principal investment activity meaning the longer-term mezzanine type investments.

This portfolio of syndicated loans has also been affected by the lack of liquidity in the financial markets so our strategy had been to be prudent in liquidating these loans to minimize the losses while no new purchases were going to be made.

I would like to then address our principal activity, which is the buyout business.  For the 12 months ended March 31, 2009, we invested in three new buyouts for a total of approximately $37.9 million and made one add on investment of $3.8 million in one of our portfolio companies, which facilitated an acquisition on their behalf.  These investments were all made through the nine months ended December 31, 2008 with the most recent investment there being the buyout of CCE, a large independent golf cart distributor which was made in the quarter ending December.  This investment was for $10.7 million with $7 million in mezzanine and $3.7 million in an equity coinvestment which in fact reflects our investment mix strategy.

Our new investment production in the fourth quarter ended March 31, 2009 was curtailed as we were fully engaged in redoing our line of credit and as a result, no new investments were made in that period.  We will discuss us at more length.

There were no exits or buyouts during the year, although in the quarter-ended September, we did recapitalize one of our buyouts, Quench in which a private equity firm made a significant growth equity investment and we received a debt repayment of

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

approximately $7 million.  As a result, we now own a 4.5% equity ownership stake and have this classified as an affiliate investment.

It is still early in our lifecycle to really expect exits and any realized gains from the buyout portfolio however we do continue to evaluate these investments and in trying to plan ahead when the financial markets improve and we think value is appropriate, we will be in a position to exit and take realized gains as we deem necessary or appropriate.

After the end of the quarter, there were no new buyouts nor did we exit any at the end of the March quarter.  However, during April 2009, subsequent to the end of the quarter, we did execute a few transactions with certain of our portfolio companies and I will review those now.

First, A. Stucki which is one of our very good buyout acquisitions repaid us a portion of their senior term A of about $1.6 million and about $413,000 on their senior term B loan for an aggregate of about $2 million.  ASH Holdings, which is one of our other buyout investments made a repayment to us of approximately $1.1 million on their revolving line of credit that we had through them.  Third, we entered into an agreement to reduce the available credit limit on Mathey Investments revolving line of credit which is held by GAIN from $2 million to $1 million.  Fourth, we entered into an agreement to reduce the available credit limit on Chase Holdings, another buyout investment, on its revolving line of credit which is held by GAIN from $4.5 million to $3.5 million.  And finally, Cavert II Holdings refinanced its line of credit which resulted in being able to make a cash payment to us of about $850,000 which went to reduce our term A and B loans and also the termination of our revolving line of credit of $3 million at that time.

So these were all good opportunities in activity reducing some of the lower yielding investments in these various portfolio companies and subsequent to the year-end and the quarter end.

Turning to our syndicated loans, during the quarter ended March 31, 2009, we received payments of about $2.1 million from the sales or settlements of syndicated loans including normal amortization.  Additionally we settled one of our syndicated loans, RPG, through a bankruptcy petition in which we received approximately $3 million in senior term notes from American Greetings which took the company out of bankruptcy and $900,000 in cash which caused us to recognize a realized loss of approximately $601,000 on this investment.

For the quarter end — after the quarter end regarding the syndicated loans and as we mentioned earlier, we intended to sell our syndicated loans when prudent and as a means to fund our principal investing activity or to pay down on our line of credit from time to time.  However, in the process of paying off line of credit with Deutsche Bank and in establishing a new facility led by BB&T, which we will discuss more fully later on, we did sell the majority of our syndicated loans in April and May.  These sales resulted in proceeds of approximately $69.2 million with a cost of approximately $103.8 million for a realized loss of approximately $34.6 million.

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

We should emphasize that we did not want to sell these loans and we had not intended to sell these loans as they were all paying as agreed however Deutsche Bank was not willing to renew our line of credit under acceptable terms so we had to sell these loans on an accelerated schedule in order to pay off the line and reset our revolving line of credit.

Current status of the fund.  At the end of March quarter, we had $226 million invested in buyout costs and $123 million invested in syndicated and non-syndicated loans for a total portfolio cost of $349 million.  The fair value of our portfolio at that time was about $314 million so the aggregate unrealized appreciation through March 31, our fiscal year end, was approximately $35 million.  In other words, the portfolio at that time was valued at about 90% of our cost again at March 31.

A significant amount of this unrealized appreciation had occurred in the June and December quarters.  For the quarter ending March 31, the overall quarter over quarter depreciation was about $6.2 million or approximately 18% of the accumulated depreciation.

Subsequent to the quarter end, and taking into account the sale of the senior syndicated loans and the refinancing of some of our proprietary deals, our portfolio now consists of a approximately $221 million invested in buyouts at costs and about $19 million invested in the remaining syndicated and non-syndicated loans for a total portfolio cost of about $240 million.  This approximates a fair value as of the date of the 10-K filing this morning.  This will all show up, of course, in our June 2009 statement.

Turning to the credit facility changes.  In April, we entered into a second amended and restated credit agreement providing for a $50 million revolving line of credit that was arranged by BB&T Bank and included Key Bank.  This replaced the previous facility which was provided by Deutsche Bank.  We drew down borrowings of $43.8 million under the new credit facility which were used in addition to the proceeds from the syndicated loan sales previously mentioned, to make a final payment to Deutsche Bank in satisfaction of all unpaid principal and interest owed to them under the prior credit agreement.  The new credit facility may be expanded up to $125 million through the addition of other bank lenders to this facility.  This BB&T facility matures on April 14, 2010 and if the facility is not renewed or extended by this date, all unpaid principal and interest will be due and payable within one year of that maturity date which would be April 14, 2011.  We are now working with other lenders to try and get them to join our line of credit and increase it.  As mentioned, it can go up to about $125 million.

To protect against potential interest rate volatility, we also entered into an interest rate cap agreement for an amount of $45 million that would effectively limit an increase in the interest rate on that portion of the borrowings under our line of credit with BB&T.  For this, we incurred a premium fee of approximately $40,000 giving us this interest rate cap.

Turning to our record and since our inception in July 2005, we have completed 13 buyout investments for a total of approximately $226 million in cost as of the fiscal

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

year ended in March 2009 with no capital gain exits from this buyout portfolio.  However, during the quarter and subsequently we have successfully been repaid on lower yielding loans and therefore reduced our line of credit commitments from several portfolio companies aggregating around $7.9 million.

Since July 2005, we have purchased 72 loans in that senior syndicated market for total of approximately $305 million.  The current balance, as mentioned, as of today is about $19 million in cost and over time we will exit these remaining syndicated loans with those proceeds directed toward our buyout activity and paying down further on our current line of credit as necessary.

Generally, our buyout portfolio is weathering the current economic environment and performing well considering the circumstances.  We do have a few specific companies that are underperforming and more challenged than others, but really with one nonperforming asset which is ASH Holdings which we value at about $2.9 million with a cost of approximately $10 million.  We do not believe that we would see losses in our portfolio as we have an experienced portfolio management team that is very focused and proactively monitoring these companies specifically and the portfolio generally and providing assistance as necessary to minimize the deterioration in value.

As to loan ratings, our average loan ratings for the quarter remained relatively unchanged.  The risk rating system that we use set our originated loans at an average of 5.5 for this quarter which is slightly down from the December 31 quarter.  The risk rating for unrated syndicated loans was an average of 8.0 for this quarter with a slight increase from an average of 7.9 from the December 31 quarter.  Our risk rating system gives you a probability of default rating for the portfolio on a scale of 0-10 with 0 representing a high probability of default.  We see the risk in this portion of the portfolio staying relatively the same as prior quarters.

As to the rated syndicated loans that we have, they had an average rating of B/B2 in the quarter ended March 31 which was unchanged from the December 31 quarter end.

We are satisfied with our current portfolio mix and as previously mentioned, we are moving toward focusing exclusively on buyouts and ultimately the few remaining syndicated loans will be produced in our portfolio.

In terms of fixed versus variable rate loans, we had concentrated on variable rate loans in the syndicated market so that we were not adversely impacted if rates increased and our cost of borrowings increased as a result.  However, rates have come down as we know significantly so we have seen a reduction in our income through March 31 on these senior syndicated notes.  On some of our buyout loans, we do have variable rates, but we almost always have a minimum or floor in the rate charged so that if interest rates decline, it will minimize the impact on our ability to make distributions and as previously mentioned, we have purchased an interest-rate cap on $45 million of the debt of our new credit facility in order to have some protection on our cost of funding if interest rates rise.  We have about $61.1 million in

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

cost and fixed-rate loans, all of them in our buyout deals.  They are a relatively higher rate so I think we should be okay there.

Looking forward, we continue to worry about the economy.  We will be diligent in our pursuit of new opportunities to make sure that they are worth the risk of investment.  So while we continue to seek new mezzanine and equity co-investment opportunities, we have purposely limited our pipeline growth.

In terms of the marketplace however, the major impact on this market is this continuing limitation of senior loan availability.  As senior lenders continue to limit their products, primarily in asset-based loans with little tolerance for cash flow loans, it is difficult for the buyout funds, who we work with, to raise the necessary capital for individual deals.  This results in: 1) valuations tend to have declined relative to EBITDA; 2) the private equity firms are required to invest a higher proportion of equity relative to debt - we see this up around 50% from 30% not all that long ago; and 3) the opportunity for mezzanine and equity co-investment has grown.  This of course is a tranche of investment which now fills the gap between the senior lenders and the equity investors.  These factors indeed are to our advantage and we will continue to concentrate on this area and build our pipeline however the current economic climate has placed a premium on investing patience and greater emphasis on the due diligence phase and business analysis since the visibility for revenues and product demand remains uncertain.  This will naturally limit our investment activity.

As we continue to participate in buyouts, our balance sheet will reflect this mix of debt and equity co-investment that we have provided for these acquisitions.  This mix allows us to generate income from the debt investments to provide cash flow from distributions while we build the equity portion for future capital gains.

As previously mentioned, we no longer invest in senior syndicated loans though we will actively monitor this market as we do have these three remaining loans and would expect to sell these at prices that we deem reasonable.

In terms of our goals and the outlook for the fund, it continues to be the maintenance and consistency of our distributions to shareholders while achieving solid growth in the portfolio for proprietary investments in this small-business buyout market.  In this regard, we have previously declared our per-share dividend for the quarter ending June 30, 2009 at $0.4 per month or $0.12 per quarter.  We look to maintain this level of distribution and we are working diligently to grow our income and therefore our dividend payout.

Thank you very much.  I will turn it back over to David Gladstone.

David Gladstone - Gladstone Investment Corporation - Chairman

Well, thank you Dave.  That was a good report.  We are very encouraged by the future of this fund.

But now let’s hear from our CFO, Mark Perrigo. Mark, go ahead.

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

Mark Perrigo - Gladstone Investment Corporation - CFO

Thank you David.  We will begin with our balance sheet.  At the end of the March quarter, which is also our fiscal year end, we had approximately $327 million in assets consisting of $314 million in investments at fair value and $13 million cash and other assets.  We had about $110 million borrowed on the line of credit and had about $215 million net assets so we were less than 1 to 1 leverage.

We had a net asset value of about $9.73 per share.  This is the lowest it has ever been and is largely related to the depreciation of the syndicated loan portfolio.  We believe this to be a very conservative balance sheet for a company like ours and believe our overall risk profile of continues to be low.

As Dave previously noted, we have terminated our credit facility with Deutsche Bank in April 2009 and entered into a new credit facility led by BB&T Bank for up to $50 million.  We initially borrowed the $43 million to repay in part our old line of credit.  We currently have about $29 million outstanding under the line of credit with BB&T.

Turning to the income statement, for the March quarter end, total investment income was approximately $6 million versus $6.9 million in the prior year quarter while total expenses including credits were approximately $3 million versus $3.4 million in the prior quarter leaving net investment income which is before appreciation, depreciation, gains or losses of approximately $3 million versus $3.5 million for the quarter last year, a decrease of about 14%.

For the fiscal year ended March 31, total investment income was approximately $25.8 million versus $27.9 million for the same period last year for total expenses including credits of $12.4 million versus $14.8 million in the prior year.  Leaving net investment income of approximately $13.4 million versus $13 million in the prior year, an increase of about 2.3%.

Now turning to unrealized and realized gains and losses.  This is a mixture of appreciation, depreciation, actual gains and losses on our investments.  Said another way, net realized gains and losses meaning actual gains and losses are from cash due to sales or disposal of assets meaning investments.

Net unrealized depreciation, meaning unrealized appreciation versus depreciation is recognized in our statement of operations as non-cash accounting from the change in fair value on the portfolio during quarter.

Regarding realized losses, for the quarter ended March 31, we had approximately $807,000 in realized losses due to the sale of one syndicated loan while for the fiscal year end we had approximately $5 million in realized losses.

Relating to unrealized appreciation for the March quarter end, we had approximately $6.1 million of net unrealized appreciation and $19.8 million of unrealized appreciation for the fiscal year over our entire portfolio.  This is non-cash and again comes from the value placed on the portfolio.

Although our aggregate investment portfolio has depreciated, our entire portfolio was fair valued at 90% of cost as of March 31, 2009.

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

The unrealized appreciation of our investments does not have an impact on our current ability to pay distributions to stockholders, but does indicate the value is lower and there may be future realized losses that could ultimately reduce our distributions.

As previously mentioned in our December earnings call and 10-Q filing, we made a change in our valuation procedures to value our senior syndicated loans using a discounted cash flow method versus relying on third-party indicative bids.  Given the continued economic downturn during the quarter ended December 31, the market for syndicated loans became in increasingly illiquid with limited or no transactions for those securities in which we held.  Accounting guidance was issued in September 2008, specifically FSP 157-3, which provides guidance on determining the fair value of an asset when the market for that asset is not active.  The guidance noted in the current economic arena, there may be indications of an illiquid market that may include a significant decline in the volume and level of trading activity in that asset, pricing quotes vary significantly over time or amongst market participants or prices that are not current.  We concluded at the time that the marketplace from which we have historically obtained indicative bids for purposes of determining the fair value of our senior syndicated loans showed the attributes of illiquidity.

Due to the continued market illiquidity and lack of transactions during the quarter ended March 31, we believed that we could not rely on an active or liquid market to value our remaining syndicated loans.  Therefore, alternative procedures were performed and will continue to be performed until liquidity returns to the marketplace.

However, as Dave noted earlier, we did sell the majority of our senior syndicated loans during April and May.  These loans were valued using the sales price we received in the marketplace regardless of whether the bid was deemed to be an active or liquid market as under SFAS 157, the sales price would be the fair value bid agreed upon between us and the willing buyer at the date of sale.  Therefore as of March 31, we have three remaining senior syndicated loans valued using discounted cash flows.

Now let’s turn to net increase or decrease in net assets from operations.  This term is a combination of net investment income, unrealized net appreciation or depreciation and realized gains and losses.  Please note that we are talking about weighted average, fully diluted common shares when we use per-share numbers.  This is the most conservative way of stating earnings per share.

For the March quarter end, this number was a decrease of about $4 million or $0.18 per share versus a decrease of about $10 million or $0.60 per share in the prior year March quarter.  The change is primarily due to a greater amount of net unrealized appreciation over non-control and nonaffiliated investments, realized losses during the year and the dilution of the common shares of the rights offering.  While we believe our overall investment portfolio is stable and continues to meet expectations with the continued investor uncertainty in the current economy and credit markets, investors should expect continued volatility in the aggregate value of the portfolio.

As of March 31, we do not have any kind of loans with paid in-kind income or original issue discount income.  We term this kind of income phantom income because a

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

company does not receive the cash, but would rather have to pay out this phantom income as a dividend.  We avoid such phantom income.

Our overall portfolio companies are paying on time and as agreed with the exception of one proprietary loan.

This concludes my presentation.  David.

David Gladstone - Gladstone Investment Corporation - Chairman

Okay, thank you Mark.  That was a good summary of our financials.  I hope each of the listeners will read our press release and also obtain a copy of our annual report called the 10-K which has been filed with the SEC.  You can access also on our website at www.Gladstoneinvestment.com and also on the SEC website.  If you write us or call us, we will also mail you a copy to make sure that you have all the information you need to follow our company.

I think the big news for this quarter and after the quarter end was the change in our line of credit and the sale of so many performing loans.  Certainly when we were talking to you back in, I guess it was January, we did not think we were going to sell these, but unfortunately we had to.

We got the shock of our lives when we met with the Deutsche Bank people and they told us they did not want to extend our line of credit.  And at the same meeting, they began to waffle on that and discuss an extension of the loan.  It was difficult for us to determine if they were going to make the loan or not going to make the loan or going to extend the loan.  We did negotiate with them for an extension and the terms seem to change each time we talk to them.  We felt we could not take a chance with them in extending the loan and therefore we set out to arrange some new lenders for us and at the same time sell some of our portfolio syndicated loans in case we had to pay off the facility completely.

We are happy to say that BB&T and Key Bank both said that they would lend us some money and they came forward to help us pay off Deutsche Bank.  We were obviously very unhappy that we had to sell so many of our performing loans and pay down the line of not credit from Deutsche Bank.

We took a beating on the sale of the price of the loans that we sold, but it was really the only way we could be sure that our company was not going to be in default on a line of credit with Deutsche Bank.  As a note, we have never had a default on any of our lines of credits as long as we have managed companies.  It was a bitter pill to swallow to sell all of those loans and after all, we never had a default or never missed a payment and we have been model borrowers.

Unfortunately Deutsche Bank explained that they had been ordered from their folks in Frankfurt, Germany that they should get out of all the middle-market lending.  They lauded us for all of our good records and our fine relationship with them, but they wanted to be repaid.  They told us that Deutsche Bank needed to have the liquidity.  You may have been reading some the stories about the situation with Deutsche Bank and their decision to get out of our type of business.  It was very damaging to us

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

because we had to sell so many of our loans at a discount.  But at the end of the day, we are out of that now and we are on to rebuilding our line of credit with other lenders and looking forward to ways to grow our assets at this time.

We are also looking for some long-term debt at this time.  We are working with some of the insurance companies.  We hope we can come up with a credit line there.  We also intend to apply for an SBIC license so we can get some SBA money.  We hope they will grant us a license in this company as well. So stay tuned to hear how we do this summer as we put the company back on solid footing.

The sale of our assets also put us near to missing our regulatory — regulated investment company test.  This is called the RIC Diversification Test.  This test requires us to be highly diversified in our investments at the end of each quarter.  So we will have to work a little harder to get out of this situation.  If we failed the RIC Diversification Test, we cannot make new investments until we can comply with the diversification test.  We can continue to pay out our distributions, that’s not in jeopardy.  It just affects what we can do going forward.

I think we will be okay here.  We just need to raise the issue to you so everyone knows the situation.  We will be working on this and we will be back to you on this situation as it develops.

All of our worries are still around the same things.  We see the cost of oil going back up again because the economy is coming out of recession and there is more and more demand for oil and gas all over the world.

Trade deficits with China continue to grow.  China subsidizes its businesses and they sell their products to us under the free trade agreement so we can’t compete with them.  It is very difficult for our businesses in the United States.

We are beginning again this worry about inflation.  The way the government measures inflation it is not likely to seem that we are in an inflationary world but we see it just the other side of that.  I think you will see a lot of changes by 2010 in all manner of prices.

The amount of money that is being spent on the war in Iraq and Afghanistan is still hurting the economy.  We think our soldiers are wonderful people.  We certainly support our troops and all that they do for us, but again the war spending is draining our economy.

The worst thing that is going on, of course, is the pork barrel spending by federal and state governments.  I still believe they are acting irresponsible.  The government is spending trillions and trillions of dollars on wasteful projects and these are not stimulus spending.  This is much more politically motivated spending of paying off people that have done favors for politicians.

Of all the money spent, very little is aimed at small businesses and this is really unfortunate.  This is a mammoth mistake because small businesses create 80% of all of the new jobs and this new spending is missing the opportunity to stimulate the small business area.  The stimulus bill will not create long-term employment, it will just

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

delay the time it takes to lay off those people that probably should have been laid off years ago.

In other ways the US economy continues to remain in good shape.  As long as businesses are not related to housing or autos or financial institutions, the business seems to be avoiding the traumas endured by those industries.  Many of the entrepreneurs and small business people that we know are really savvy, they have kept their cost lows and many of the business profiles — profits aren’t good.  But we all know that there is a slowdown and we see it in a few of our companies that are in our portfolio today.  That businesses — and also the businesses that have approached us for financing.

It will take some time to get through this difficult recession.  I’m not sure we will be out of it by the end of 2009 now.  But employment is lower than we had forecast.  And the effects on industry and financing in autos and housings and all of the layoffs are certainly widespread.

The backlog orders that are coming down for some of the businesses, but others have very good backlogs and actually some of our businesses are having their best quarters ever.  The business outlook however for autos, housing and finance still looks to be a pretty disastrous recession.  But those outside of autos, housing and finance seem to be a pretty normal recession as recessions go.

We have been lucky and stayed away from auto manufacturing.  We stayed away from housing and mortgages and finance companies.  We do have some investments that touch on these areas and they will be unaffected certainly, but we missed the big disasters.

I think we are near the bottom of the recession and I think it will be flat for a while or not go down as much it has gone down and I think things will turn around and we will see certainly the stock market is indicated that the turnaround will be in 3-6 months.

I think this company will be doing fine over the period.  I was annoyed again this morning to see another unfortunate report from Reuters coming out of Bangalore, India.  Reuters reporting accurately of course that we sold some of our performing loans, but they also stated that we were exploring strategies for capital raises including equity raises.  We are not looking for any equity raises right now.  We are looking for long-term and short-term debt as I mentioned before.  It has been mentioned in this report.

It also reported in Reuters that nonperforming assets may continue to rise.  Folks, the rate was 2.9% at March 31.  My best guess is that our worst case is in the 3% or 4% area in the next quarter or two.  Continue to rise from what to what I guess is something they did not mention.

It says we are looking to increase our short-term investments so that we can pass our RIC test.  That is true.  We are looking for short-term lines of credit that would help us pass our RIC test by letting us get into more diversified investments.

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

It says that we are unsure about our new investments.  Well, everybody is unsure about their new investments now.  We are worried about the economy.  We need longer-term capital rather than shorter-term capital.  We really can’t use a lot of short-term capital borrowings to make long-term loans.  So sure, we are unsure about our investments but I don’t think we are any more unsure than anybody else is in this marketplace.

Just to go back now, our distributions declared by the Board of Directors, we had to cut it to 4 cents per month for April, May and June.  This is a run rate of about $0.48 per year.  We had so much trouble with our bank lines that we had to go back to paying out only our ordinary income even though we have a tremendous amount of equity in this company.  So payments are now around our ordinary income.  Our banks are requiring us not to pay out more than our earnings in order to preserve capital.  So now we have to get busy and build the income backup.  I think selling off a lot of the senior syndicated loans with variable rates that were very low will help us get back there pretty quick.

This distribution rate on a $4.65 share price is about 10.3% based on yesterday’s price.  We bounce around between 10% and 12% and that is an extremely high yield for such a good, solid company.  We really have no plans to reduce the distribution and this means that buyers of this stock are getting a fabulous return today.

Please go to our website and sign up for our e-mail notification service.  We don’t send out junk mail, just news about your company.  So you can go to Gladstoneinvestment.com and sign up for that.

So in summary, as far as I can see in calendar year 2009, I think it looks extremely much better than 2008.  2008 was a brutal year for almost everybody in the business.  But as you know we can only see a few quarters out.  We are stewards of your money.  We will try to take care of it as best we can.  This quarter even though it has been extremely difficult for us, I think we will see the rest of the quarters in 2009 to be much better.

This summer will be our turnaround from a difficult time as we are getting new lines of credit and hopefully some long-term debt as well.  Get that — get this bad period behind us and move on to a new year that will end in March 31, 2010.  I think that will be a much better year for us.

Now let’s have some questions from the analysts and our shareholders.  Operator if you’ll come back on and give instructions for that please.

Operator

Ladies and gentlemen we will now be conducting the question and answer session.  [Operator Instructions].  Our first question is coming from Vernon Plack with BB&T Capital Markets.  Please proceed with your question.

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

Vernon Plack, BB&T Capital Markets

Thank you very much.  David, you mentioned this as it relates to ASH Holdings, which is your one investment on non-accrual, did you say that you reduced the availability under that revolver?

David Gladstone - Gladstone Investment Corporation - Chairman

They have gone through a reduction in their size and they have gotten themselves back so they can start paying interest on our loan.  As you know, that was a non-accrual for a while.  We are feeling much better about them.  Also they are in a business, this is the yellow school bus business for those of you that don’t remember the company and they are a distributor of sorts of those yellow school buses manufactured by one of the large manufacturer of buses.  They are out in Phoenix as well as Las Vegas.  They win the contract for those buses each year, but unfortunately the school districts and the counties and cities where they have those contracts have not been able to have the money to buy as many buses as they would like to buy.  As a result, they have had a reduced purchased over time.  That seems to be perking up now and we are hopeful that for the next year, 2010, they will have very solid sales and things will go on.  We have gone forward on that one pretty well.

David Dullum - Gladstone Investment Corporation - President

This is Dave Dullum.  Just to add to this.  We actually did not reduce the line commitment.  They actually generated cash and they were able to pay down on the line which was obviously a good move for them financially.  Just want to clarify that.  The availability was there, they were just able to pay it down on the line.

Vernon Plack, BB&T Capital Markets

Okay, great.  Then the next question David, I think you’ve answered this partly, I was looking for a little more color.  You talked about some of the difficult industries out there right now.  Of course, the auto industry being one of them.  With all of the news around that industry, I do notice that in terms of industry classification, the automobile industry is one where in terms of portfolio companies represents about 4.6% of your portfolio fair value.  Any impact from the GM re-organization and —?

David Gladstone - Gladstone Investment Corporation - Chairman

No, one of the companies in there is Defiance Stamping and the plant that they sell to is not going to be shut down.  We just looked at that.  But also, that company is mostly in the truck side in GLAD.  So, as a result, we have not seen any impact in this company this much.  So, as a result, if you look across our total portfolio of both GLAD, GAIN and GOOD, we are just not seeing a big hit there mainly because we stayed away from it as much as we can.

Vernon Plack, BB&T Capital Markets

Okay, thanks very much.

David Gladstone - Gladstone Investment Corporation - Chairman

Other questions?

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

Operator

Yes, our next question is coming from John Arfstrom with RBC Capital Markets.  Please proceed with your question.

Jon Arfstrom, RBC Capital Markets

Thank you.  Good morning.  Good morning guys.

David Gladstone - Gladstone Investment Corporation - Chairman

Good morning.

Jon Arfstrom, RBC Capital Markets

Question for you on maybe a long-term funding mix.  Maybe if you could first touch on the SBIC license and how far along on that process you are.

David Gladstone - Gladstone Investment Corporation - Chairman

We are just beginning to work on that.  Unfortunately as you know we have started on GLAD first.  So we put that license in.  We are waiting for that to be approved before we go for another license.  We have the package pretty much put together and are ready to go forward.  SBA is being pretty good about looking at SBIC licenses because they have been given a mandate to use that as the best way they can to help small businesses.  We would love to see the TARP money come into the SBIC industry, but unfortunately it looks like that will not happen.  Right now, we are in the early stages of applying for that.  In terms of some of the insurance companies, we have contacted some insurance companies and got some turndowns and some people that are looking at it.  We will have to see how that comes out Jon.

Jon Arfstrom, RBC Capital Markets

Okay.  It would be nice by the way to have a little bit of TARP money in the program.  How long do you think that process is likely to take for the SBIC license?

David Gladstone - Gladstone Investment Corporation - Chairman

SBIC licenses have been slowed down completely because of the change of administration.  We are expecting at least six months or nine months from start to finish simply because they are reorganizing themselves — just to give you a flavor of while they do have an SBA administrator that has been confirmed.  She is on the job doing what we hear is a good job down there.  There is still a lack of appointments at the mid level for the political appointees.  As a result, she does not have a lot of help from people that she needs.  So as a result, things have slowed down on the SBIC side.  We hear in many of the other programs as well.  That is to be expected.  When you have a change of administration, it does take a while for things to get started again.  I think by mid summer they will have all of those people in place and things will go a lot quicker.

Jon Arfstrom, RBC Capital Markets

Okay.  I guess my view of that is assuming the license is granted, that would be a material positive to some of the funding question that you have.  Do you share that view?

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

David Gladstone - Gladstone Investment Corporation - Chairman

I think that’s true.  Once we get a license and we have access to the SBA money or whether we got a long-term debt commitment from somebody, both of those would be something we would announce in a press release.

Jon Arfstrom, RBC Capital Markets

And then the second question here.  How much equity coinvestment appetite you have at this point?  I understand that there is probably a greater opportunity than there has been historically, but what kind of appetite do you have as a fund to increase the percentage of your investment in that asset class?

David Dullum - Gladstone Investment Corporation - President

John this is Dave Dullum.  I will try to tackle that.  I think the way we think about it and the way perhaps the market when we are out there trying to find deals and because of our orientation obviously to distributions to shareholders what we try to do is look at a net new deal is think about for every dollar we might invest in that new deal, roughly 15% or 20% will be in the equity coinvestment piece and the balance will be in the sort of more mezzanine higher yield so that we always strive for blended yield.  I think that gets us where we need to be.  And so I think that’s the best way to answer.  So the short answer would be we obviously have an appetite in terms of subject to constraints that we are working under generally, but I would say anything we do would be in the 15-20% of every dollar that we would try to invest.  That is our general plan.

David Gladstone - Gladstone Investment Corporation - Chairman

And Jon, just to piggyback on that in terms of new investments.  We are holding back new investments right now mainly because we are not sure that this is the plateau before the recession begins — before we begin to climb out of the recession.  We are very mindful of the fact that there could be another strong leg down in terms of economic downturn and hurt any kind of new business.  It is very hard for us to make projections for not only our existing portfolio, but anybody new coming in to the fold.  That has been the first thing that has held us back.  The second one is, of course, that we don’t have long-term debt in our portfolio in terms of the liabilities.  So building a portfolio of long-term debt on the asset side with short-term debt on the liabilities side is not something we want to get into.  That is what has hurt all of the BDCs, including us, building up large portfolio based on a short-term debt.  All of us with the idea and this speaks of most of the BDCs is the idea that we were going to use securitization as a mechanism for going from short-term to long-term.  Of course, the economy fell and none of us were ready for that and as a result got our lines pulled and you know the story at the other BDCs as well as I do.  Our company happened to have gotten through that by going through the liquidation of our senior syndicated loans and getting new lines of credit in place.  We are fortunate to be where we are today compared to some of the other BDCs.  I think by the end of the summer, you will see a strengthening of our company in terms of what we are doing, what we have built on the asset and the liability side and hopefully when we report to you in July or so, when we are finishing up the June quarter, we may not have as much good news is we will have in October when we finish up the September quarter.  I think this summer, the quarter ending June and the quarter ending September will be awfully good quarters for us simply because we have made the turnaround of refinancing our debt.

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

Jon Arfstrom, RBC Capital Markets

Okay.

David Gladstone - Gladstone Investment Corporation - Chairman

Other questions?

Jon Arfstrom, RBC Capital Markets

Yes just one question in terms of your RIC diversification test.  Can you maybe go into a little more detail about how you — really what the issue is, how you plan to manage it, and maybe the steps that you can take to [overlapping speakers]

David Gladstone - Gladstone Investment Corporation - Chairman

Sure.  The issue is as you can imagine we have some large investments in our portfolio.  These are the buyout deals that we did.  And we balanced that in terms of diversification with our senior syndicated loans.  Unfortunately due to Deutche Bank backing out, we had to sell our senior syndicated loans meaning that these larger loans took on a larger part of the portfolio.  Once they exceed 50% of the portfolio, it means that you are no longer diversified according to the IRS definition of diversification and you can’t do new investments until you fix that by selling off some of your investments.  So we are in a situation now in which we want to go forward obviously.  We are going to increase our lines of credit.  We will borrow under those lines of credit and fix the problem hopefully before June 30 and September 30, if we need to do it by then with the idea that during this period of time we will garner some long-term debt of some sort and as a result of garnering long-term debt, we will make some additional smaller investments so that the diversification is satisfied.  And therefore get our way out of being very close to breaking our RIC test.

Jon Arfstrom, RBC Capital Markets

So this would most likely be quarter end type —

David Gladstone - Gladstone Investment Corporation - Chairman

That’s right.  That’s right.  Other questions please.

Operator

I am showing we have no further questions at this time.  [Operator Instructions].  We do have a question coming from Jeff Rudner (ph) with UBS.  Please proceed with your question.

Jeff Rudner (ph) with UBS

Good morning David.  Thank you for the complete and concise update of what happened through March 31 and certainly subsequent to March 31.  I have a question regarding the comment you made about the 4-cent per month dividend going forward.  You said on the one hand that the terms of the new loan agreement prevent you from paying a dividend greater than the net investment income.  Yet with the reduction in assets with the renegotiation of the loan, do you anticipate going forward that we will have a minimum of $0.4 per month investment income based on the remaining assets after the ones that were sold to pay Deutsche Bank?

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

David Gladstone - Gladstone Investment Corporation - Chairman

That’s exactly right.  We set our projections and looked at our projections as if we were not going to make any new investments.  We took what we believe was the relatively conservative approach to making these new projections and set our dividend based on that.  Making new investments, we usually receive some pretty substantial fees and in addition to that we normally get an increased income when we do new deals in today’s marketplace because rates are higher.  So assuming somewhere along the way we are able to garner some long-term debt or we are able to fix our current situation on the liability side so that we are stronger and able to make long-term investments, you should see that earnings go up relatively quickly on the new transactions.  At this point in time I can’t give you much of an outlook on that because we are just beginning the process.  After all we just finished our negotiations in April and so we used most of May to get ready to go out into the marketplace and work with some of these long-term lenders.  So once we get into that position and we have our long-term lenders lined up and in place, that will make us very aggressive in the marketplace going out looking for new deals and hopefully that will jack up our earnings and our distributions will have to go up.

Jeff Rudner (ph) with UBS

Okay.  Thank you David.

David Gladstone - Gladstone Investment Corporation - Chairman

Other questions?

Operator

Yes, our next question is coming from Ross Demmerle with Hilliard Lyons.  Please proceed with your question.

Ross Demmerle with Hilliard Lyons

Hi, good morning.

David Gladstone - Gladstone Investment Corporation - Chairman

Good morning Ross.

Ross Demmerle with Hilliard Lyons

Your interest income suffered with the lower LIBOR rates.  I am wondering, your balance sheet as it as now, what would be an ideal interest rate environment for you?

David Gladstone - Gladstone Investment Corporation - Chairman

That is the $64 question.  Obviously with the interest rates going down, we have exited most of those situations so that we won’t have that problem currently going forward.  Most of our loans that we have on the portfolio now have floors or they are fixed rate loans in our buyouts.  We are not as susceptible to the interest rate fluctuations.  As you know we are not very leveraged on top of that.  So that the $50 million that we have as a line of credit, what are we at Mark now in terms of borrowing?  About $23 million?  [off mic comments]  So we have outstanding only $23 million on that line.  As a result of having so little on the line, we are not in jeopardy with regard to the interest rate fluctuations on the liability side of our balance sheet.  We do want to change all of that over time.  Obviously we want to leverage up.  We would like to leverage up at least 60-70% 1 to 1 kind of thing and not be so

Transcript:

Gladstone Investment Corporation (GAIN)

Fourth Quarter 2008 Financial Results

June 2, 2009

Vcall
601 Moorefield Park Dr.
Richmond, VA 23236

Phone: 888-301-5399
Fax: 804-327-7554

info@vcall.com
www.vcall.com
www.investorcalendar.com

underleveraged, if we can find leverage that is cheap and reasonable based on what we can put it to work on the asset side.  Interest rate environment, as interest rates go up, we have on a good deal of our portfolio is variable.  It will go up at the same time, and hopefully we won’t have a huge interest rate uptick during the next six months because I think that insures everybody when we have high interest rates.  I would expect that in 2010, interest rates will go up pretty substantially simply because inflation will be back.  That always hurts us in the long-term because it takes money out of the small businesses that are borrowing from banks and other lenders and takes it away from operations and those are not good things to do.

Ross Demmerle with Hilliard Lyons

Okay, thank you.

David Gladstone - Gladstone Investment Corporation - Chairman

Other questions?

Operator

Mr. Gladstone, I am showing we have no further questions at this time.

David Gladstone - Gladstone Investment Corporation - Chairman

All right.  Well, we thank you all for attending and look forward to seeing you then in July or early August.  Thank you again and that’s the end of this conference call.

Operator

Thank you.  This concludes today’s teleconference.  You may disconnect your lines at this time.  Thank you for your participation.